EXHIBIT 1


                     AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

     This Amendment No. 1 (this "Amendment"), dated as of August 3, 1999, between AMERICAN HEALTH PROPERTIES, INC., a Delaware corporation (the "Company") and CHASEMELLON SHAREHOLDER SERVICES L.L.C., a New Jersey limited liability company, as successor to MANUFACTURERS HANOVER TRUST COMPANY OF CALIFORNIA, a California corporation (the "Rights Agent") to the Rights Agreement, dated as of April 10, 1990 (the "Rights Agreement"), between the Company and the Rights Agent; all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

     WHEREAS, Section 26 of the Rights Agreement provides that prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;

     WHEREAS, the Board of Directors of the Company now desires and has deemed it necessary to amend the Rights Agreement as set forth in this Amendment; and

     WHEREAS, pursuant to Section 26, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

     NOW THEREFORE, in consideration of the foregoing premises and mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

     Section 1. Addition of New Section. A new Section 34 shall be added to the Rights Agreement, which shall read as follows:

          "Section 34. Exemption of a Specified Transaction. Notwithstanding anything to the contrary in this Agreement, solely for the purposes of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 4, 1999, between the Company and Health Care Property Investors, Inc., a Maryland corporation ("HCPI"), as it may be amended from time to time (the "Merger Agreement"), neither HCPI, nor


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          any of its Affiliates or Associates, shall become an Acquiring
          Person, and neither a Distribution Date nor a Share Acquisition Date shall occur, by reason of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby."

     Section 2. Amendment of Section 1(j). The definition of "Expiration Date" in Section 1(j) of the Rights Agreement is hereby amended by deleting the word "and" and inserting a "," immediately before subclause (iii), and by deleting the "." at the end of the sentence and inserting the following:

          ", and (iv) subject to Section 34, immediately prior to the merger of the Company with and into HCPI pursuant to the Merger Agreement (in each case, as such term is defined in Section 34 hereof)."

     Section 3. Amendment of Section 18(b). Section 18(b) is hereby amended by inserting the following sentence at end of such Section 18(b):

          "Notwithstanding anything to the contrary in this Agreement, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     Section 4. No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

     Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.




                                          AMERICAN HEALTH PROPERTIES, INC.

                                          By: /s/ Michael J. McGee
                                              ----------------------------------
                                                 Name:  Michael J. McGee
                                                 Title: Senior Vice President,
                                                     Chief Financial Officer
                                                     and Treasurer

                                          CHASEMELLON SHAREHOLDERS SERVICES LLC,
                                          as successor to MANUFACTURERS HANOVER
                                          TRUST COMPANY OF CALIFORNIA

                                          By:    /s/ Ronald E. Lug
                                             -----------------------------------
                                                 Name:   Ronald E. Lug
                                                 Title:  Vice President


Attest:  /s/ Raymond Torres
         -------------------------
         Name:  Raymond Torres
         Title: Assistant Vice President


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